SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

1. Adoption of 2005 Equity Incentive Plan

On August 11, 2005, the stockholders of Environmental Power Corporation (the “Company”) approved the 2005 Equity Incentive Plan, referred to as the 2005 Plan. The 2005 Plan reserves 1,200,000 shares of the Company’s common stock for issuance in connection with stock options, restricted stock awards and other equity-based awards to be granted under the 2005 Plan.

The material terms of the 2005 Plan are set forth in the Company’s definitive Schedule 14A relating to the Company’s definitive proxy materials for its 2005 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on July 21, 2005, and the Company refers you to such filing for the description of the material terms of the 2005 Plan, which is incorporated herein by reference.

2. Grants of Options under 2005 Plan

As a result of the approval of the 2005 Plan by the Company’s stockholders, the following option grants to certain of the Company’s executive officers became effective:

•	Randall L. Hull, the President of the Company’s subsidiary, Microgy, Inc., was granted an option to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $5.33 per share, which is equal to the closing price of the Company’s common stock on June 22, 2005, the date the grant was approved. This option vests in two equal annual installments beginning on July 1, 2006 and is exercisable for a period of 10 years from the date of grant, subject to Mr. Hull’s continued employment with Microgy. This option will vest in full upon a change in control of the Company. In the event that Mr. Hull is terminated without cause, this option will be exercisable, to the extent then vested, for a period of three months following such termination. This option will vest in full upon a change in control of the Company. This option will be treated as an “incentive stock option” to the extent permissible under applicable provisions of the Internal Revenue Code.

•	John F. O’Neill, the Company’s Chief Financial Officer and Treasurer, was granted an option to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $5.48 per share, which is equal to the closing price of the Company’s common stock on June 27, 2005, the date the grant was approved. This option is immediately vested as to 50,000 shares subject thereto, with the remaining 100,000 shares subject thereto vesting in two equal annual installments beginning on July 1, 2006. This option is exercisable for a period of 10 years from the date of grant, subject to Mr. O’Neill’s continued employment with the Company. In the event that Mr. O’Neill is terminated without cause, this option will be exercisable, to the extent then vested, for a period of 12 months following such termination. This option will vest in full upon a change in control of the Company. This option will be treated as an “incentive stock option” to the extent permissible under applicable provisions of the Internal Revenue Code.

•	Each of Joseph E. Cresci, the Company’s Chairman, and Donald A. Livingston, the Company’s Executive Vice President and a director, were granted a non-statutory stock option to purchase up to 200,000 shares of the Company’s common stock at an exercise price equal to $5.70, which is equal to the closing price of the Company’s common stock on July 13, 2005, the date the grants were approved. The vesting of these options will be based on the achievement of certain Company goals related to the business development efforts of Microgy. These options will vest as follows:

•	75% of the shares subject to each option will vest if, on or before October 31, 2005, the Company’s management has presented to the Company’s board of directors one or more agreements involving South-Tex Treaters, Inc. or a comparable provider of gas scrubbing equipment and services relating to one or more projects in the Southwestern United States providing for the development or construction of the equivalent of an aggregate of 10 digesters having a capacity of 700,000 gallons each, and the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

•	25% of the shares subject to each option will vest if, on or before December 31, 2005, in addition to the projects referred to above, the Company’s management has presented to the Company’s board of directors one or more agreements and/or a report regarding completed development steps pertaining to a second project or group of projects of an aggregate size comparable to the project or projects described above, and the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

•	In the event that, following the presentation of any project or projects to the Company’s board of directors as described above, if at any time during the 12-month period following such presentation, the Company, Microgy or any of their affiliates should later determine to invest any corporate resources (including the time of corporate personnel) in pursuit of such project or projects, then such investment will be deemed to have been approved by the Company’s board of directors within the time periods set forth above and the option shall be deemed to be vested as to the percentage of shares related thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ KAMLESH R. TEJWANI
Kamlesh R. Tejwani
President and Chief Executive Officer

Dated: August 11, 2005